Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Torrid Holdings Inc. of our report dated March 31, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Torrid Holdings Inc.’s Annual Report on Form 10-K for the year ended January 31, 2026.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 31, 2026